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Exhibit 2.1

CONTRIBUTION AGREEMENT

By and Among

HILAND HOLDINGS GP, LP,

HILAND PARTNERS GP HOLDINGS, LLC,

HILAND PARTNERS GP, INC.

CONTINENTAL GAS HOLDINGS, INC.,

HH GP HOLDING, LLC,

HAROLD HAMM DST TRUST,

HAROLD HAMM HJ TRUST,

RANDY MOEDER,

EQUITY FINANCIAL SERVICES, INC.

and

KEN MAPLES

Dated as of May 24, 2006

i

ii

CONTRIBUTION AGREEMENT

        This Contribution Agreement, dated as of May 24, 2006 (this "Contribution Agreement"), is by and among HH GP Holding, LLC, an Oklahoma limited liability company ("Holding LLC"), Randy Moeder, an individual residing in Enid, Oklahoma ("Mr. Moeder"), Equity Financial Services, Inc., an Oklahoma corporation ("Equity Financial"), Ken Maples, an individual residing in Enid, Oklahoma ("Mr. Maples"), the Harold Hamm DST Trust (the "DST Trust"), the Harold Hamm HJ Trust (the "HJ Trust"), Continental Gas Holdings, Inc., a Delaware corporation ("Continental Holdings"), Hiland Holdings GP, LP, a Delaware limited partnership ("HPGP"), Hiland Partners GP, Inc., a Delaware corporation ("Hiland Partners, Inc.") and Hiland Partners GP Holdings, LLC, a Delaware limited liability company ("Holdings GP"). Holding LLC, Mr. Moeder, Equity Financial, Mr. Maples, the DST Trust, the HJ Trust and Continental Holdings are sometimes referred to herein collectively as the "Existing Investors." Terms that are capitalized but not defined shall have the meanings assigned to such terms in Article I hereof.

W I T N E S S E T H:

        WHEREAS, Holding LLC currently owns a 94.0% Class A limited liability company interest in Hiland Partners GP, LLC, a Delaware limited liability company (the "MLP GP");

        WHEREAS, Equity Financial currently owns a 0.7% Class B limited liability company interest in the MLP GP and 5,059 common units representing limited partner interests ("Hiland Common Units") of Hiland Partners, LP (the "MLP") and 28,665 subordinated units representing limited partner interests ("Sub Units") in the MLP;

        WHEREAS, Mr. Moeder currently owns a 4.0% Class A limited liability company interest and a 3.3% Class B limited liability company interest, respectively, in the MLP GP and 49,757 Hiland Common Units;

        WHEREAS, Mr. Maples currently owns a 2.0% Class A limited liability company interest and a 2.0% Class B limited liability company interest, respectively, in the MLP GP, and 20,000 Hiland Common Units;

        WHEREAS, DST Trust currently owns a 19.56% Class B limited liability company interest in the MLP GP, 116,316 Hiland Common Units and 842,752 Sub Units;

        WHEREAS, HJ Trust currently owns a 13.03% Class B limited liability company interest in the MLP GP, 77,543 Hiland Common Units and 561,834 Sub Units;

        WHEREAS, Continental Holdings currently owns a 61.41% Class B limited liability company interest in the MLP GP, 271,082 Hiland Common Units and 2,646,749 Sub Units and all of the capital stock of Hiland Partners, Inc.;

        WHEREAS, Holding LLC, Continental Holdings, Equity Financial, Mr. Moeder, Mr. Maples, DST Trust, HJ Trust, Hiland Partners, Inc., Holdings GP and HPGP wish to enter into a series of transactions whereby:

          (i)    HPGP becomes the owner of a 99.999% limited liability company interest in MLP GP, and Hiland Partners, Inc. becomes the owner of a 0.001% limited liability company interest in MLP GP, where Hiland Partners, Inc. is a wholly-owned subsidiary of HPGP;

          (ii)   539,757 Hiland Common Units held by Continental Holdings, DST Trust, HJ Trust, Mr. Moeder, Equity Financial and Mr. Maples are contributed to HPGP; and

          (iii)  4,080,000 Sub Units held by Continental Holdings, DST Trust, HJ Trust and Equity Financial are contributed to HPGP; and

        WHEREAS, pursuant to such business combination and transfers:

          (i)    Continental Holdings will convey a 0.001% Class B limited liability company interest in MLP GP to Hiland Partners, Inc. as a capital contribution;

          (ii)   Holding LLC, Mr. Moeder and Mr. Maples will convey 94.0%, 4.0% and 2.0%, respectively, Class A limited liability company interests in the MLP GP to Holdings GP in exchange for 94.0%, 4.0% and 2.0% member interest in Holdings GP;

          (iii)  DST Trust will contribute its Class B limited liability company interests in the MLP GP and 116,316 Hiland Common Units and 842,752 Sub Units to HPGP in exchange for a right to receive a distribution and common units representing limited partner interests in HPGP ("HPGP Common Units");

          (iv)  HJ Trust will contribute its Class B limited liability company interests in the MLP GP, 77,543 Hiland Common Units and 561,834 Sub Units to HPGP in exchange for a right to receive a distribution and HPGP Common Units;

          (v)   Equity Financial will contribute its Class B limited liability company interests in the MLP GP, 5,059 Hiland Common Units and 28,665 Sub Units to HPGP in exchange for a right to receive a distribution and HPGP Common Units;

          (vi)  Mr. Moeder will contribute his Class B limited liability company interests in the MLP GP and 49,757 Hiland Common Units to HPGP in exchange for a right to receive a distribution, HPGP Common Units and HPGP Class B Units (as defined herein);

          (vii) Mr. Maples will contribute his Class B limited liability company interest in the MLP GP and 20,000 Hiland Common Units to HPGP in exchange for a right to receive a distribution, HPGP Common Units and HPGP Class B Units;

          (viii) Continental Holdings will contribute its remaining Class B limited liability company interest in the MLP GP, its capital stock of Hiland Partners, Inc., 271,082 Hiland Common Units and 2,646,749 Sub Units to HPGP in exchange for a right to receive a distribution and HPGP Common Units; and

          (ix)  Holdings GP will contribute all of the Class A limited liability company interests in the MLP GP to HPGP in exchange for a capital account credit.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Contribution Agreement referred to below:

        "Act" means the Securities Act of 1933, as amended.

        "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934, as in effect on the date of this Contribution Agreement.

        "Board" means the board of directors of Holdings GP.

        "Business Day" means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of Delaware.

        "Closing" has the meaning set forth in Section 3.1.

        "Closing Date" has the meaning set forth in Section 3.1.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Continental Holdings" has the meaning set forth in the introductory paragraph hereto.

        "Contribution Agreement" has the meaning set forth in the introductory paragraph hereto.

        "Contribution Percentage" in respect of a particular Existing Investor equals an amount expressed as a decimal (rounded up to four decimal places) obtained by dividing (1) the Contribution Value in respect of such Existing Investor by (2) the Total Existing Investors Value.

        "Contribution Value" in respect of a particular Existing Investor equals (1) the total number of Hiland Common Units and Hiland Subordinated Units being contributed by such Existing Investor pursuant to the terms of this Agreement multiplied by the Hiland Partners Unit Price plus (2) the Total General Partner Value multiplied by such Existing Investor's percentage ownership (expressed as a decimal rounded up to four decimal places) of the Class B limited liability company interest in the MLP GP.

        "Delaware LLC Act" means the Limited Liability Company Act of the State of Delaware, as amended and any successor to such act.

        "DST Trust" has the meaning set forth in the introductory paragraph hereto.

        "Effective Time" means immediately prior to the closing under the Underwriting Agreement.

        "Equity Financial" has the meaning set forth in the introductory paragraph hereto.

        "Existing Investors" has the meaning set forth in the introductory paragraph hereto..

        "Existing Investors Units Amount" means the total number of HPGP Units to be outstanding immediately after the HPGP Initial Public Offering excluding the HPGP Units to be issued to the public in the HPGP Initial Public Offering pursuant to, and as described in, the HPGP Registration Statement.

        "Governmental Authorities" means the federal, state, county, city and political subdivisions in which any property of HPGP, Holdings GP, Holding LLC, Continental Holdings, DST Trust, HJ Trust, Equity Financial, Mr. Moeder, Mr. Maples, the MLP GP and the MLP, respectively, is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.

        "GP Interests" has the meaning set forth in Section 2.1(b).

        "Hiland Common Units" has the meaning set forth in the recitals.

        "Hiland Partners, Inc." has the meaning set forth in the introductory paragraph hereto.

        "Hiland Partners Unit Price" means the average last sale price of the Hiland Common Units on the NASDAQ National Market for the three trading days immediately preceding the date of execution of the Underwriting Agreement.

        "HJ Trust" has the meaning set forth in the introductory paragraph hereto.

        "Holding LLC" has the meaning set forth in the introductory paragraph hereto.

        "Holdings GP" has the meaning set forth in the introductory paragraph hereto.

        "HPGP" has the meaning set forth in the introductory paragraph hereto.

        "HPGP Class B Units" means a series of units representing limited partner interests in HPGP that have identical terms as the HPGP Common Units except that such units shall be subject to the vesting provisions set forth in Annex A hereto.

        "HPGP Common Units" has the meaning set forth in the recitals.

        "HPGP Credit Facility" means the Credit Agreement dated May 1, 2006 by and between the MLP GP and MidFirst Bank.

        "HPGP Debt Amount" means the amounts outstanding at the Closing Date under the HPGP Credit Facility.

        "HPGP Initial Public Offering" means the initial public offering of HPGP Common Units contemplated by the HPGP Registration Statement.

        "HPGP Material Adverse Effect" means a material adverse effect on the combined business, operations, prospects, properties (including intangible properties), assets, operating results or condition (financial or otherwise), liabilities or reserves of HPGP, Holdings GP, the MLP GP, the MLP and its subsidiaries, taken as a whole; provided, however, that a general decline in the business or prospects of the midstream energy industry as a whole shall not be deemed to be a HPGP Material Adverse Effect.

        "HPGP Registration Statement" means the Registration Statement on Form S-1 relating to HPGP Common Units to be filed with the Commission by HPGP in accordance with Section 8.4, and any amendments thereto.

        "HPGP Units" means the HPGP Common Units and the HPGP Class B Units.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements of 1976, as amended.

        "Initial Public Offering Price" means the per unit initial public offering price of the HPGP Common Units sold in the HPGP Initial Public Offering, without deducting for estimated offering expenses, underwriting discounts and commissions.

        "Lien" means a lien, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons or other encumbrance of any kind.

        "MLP" has the meaning set forth in the recitals hereto.

        "MLP GP" has the meaning set forth in the recitals hereto.

        "MLP GP LLC Agreement" means the Limited Liability Company Operating Agreement of MLP GP, dated as of February 15, 2005.

        "MLP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of February 15, 2005.

        "Mr. Maples" has the meaning set forth in the introductory paragraph hereto.

        "Mr. Moeder" has the meaning set forth in the introductory paragraph hereto.

        "Net Proceeds of the HPGP Initial Public Offering" means the aggregate proceeds of the HPGP Initial Public Offering after deducting underwriting discounts and commissions and offering expenses.

        "Permitted Liens" means Liens (including mechanics', workers', repairers', materialmens', warehousemens', landlord's and other similar Liens) arising in the ordinary course of business as would not individually or in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject to them.

        "Person" means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, Governmental Authority, unincorporated association or other legal entity.

        "Shoe" has the meaning set forth in Section 2.6.

        "Sub Units" has the meaning set forth in the recitals hereto.

        "Total Existing Investors Value" means the Existing Investor Units Amount multiplied by the Initial Public Offering Price.

        "Total General Partner Value" means the Total Existing Investors Value minus the Total Hiland Partners Unit Value.

        "Total Hiland Partners Unit Value" means the total number of Hiland Common Units and Hiland Subordinated Units being contributed by the Existing Investors pursuant to this Agreement multiplied by the Hiland Partners Unit Price.

        "Underwriters" has the meaning set forth in Section 2.6.

        "Underwriting Agreement" has the meaning set forth in Section 8.1(d).

        "Unvested Percentage" in respect of Mr. Moeder or Mr. Maples equals an amount expressed as a decimal (rounded to four decimal places) obtained by dividing (1) the Total General Partner Value multiplied by such Existing Investor's percentage ownership (expressed as a decimal rounded up to four decimal places) of the Class B limited liability company interests in the MLP GP that are unvested at the Closing by (2) the Contribution Value in respect of such Existing Investor.

ARTICLE II
CONTRIBUTION TRANSACTIONS

        Section 2.1    Contribution Transactions.    Immediately prior to the Effective Time:

          (a)   Continental Holdings will convey a 0.001% Class B limited liability company interest in the MLP GP to Hiland Partners, Inc. as a capital contribution.

          (b)   Each of Holding LLC, Mr. Moeder and Mr. Maples will contribute its respective 94.0%, 4.0% and 2.0% Class A limited liabilty company interest in the MLP GP to Holdings GP in exchange for a 94.0%, 4.0% and 2.0% interest in Holdings GP (collectively the "GP Interests"). The GP Interests will represent a non-economic interest in HPGP. The limited liability company agreement of Holdings GP shall provide that the GP Interests of each of Mr. Moeder and Mr. Maples shall be cancelled if their respective employment with Holdings GP or its Affiliates is terminated for any reason.

          (c)   Each Existing Investor will contribute all of the following securities held by such Existing Investor as of the date of this Contribution Agreement and described on Annex B hereto: (i) the Class B limited liability company interests in the MLP GP, (ii) the Hiland Common Units, (iii) the Sub Units, and (iv) all of the capital stock of Hiland Partners, Inc., as applicable, to HPGP in exchange for the right to receive at Closing a distribution from HPGP of an amount of cash calculated in accordance with Section 2.1(d) and an amount of HPGP Units calculated in accordance with Section 2.1(e).

          (d)   Each Existing Investor shall be entitled to receive pursuant to Section 2.1(c) an amount of cash equal to (i) (A) the Net Proceeds of the HPGP Initial Public Offering, minus (B) the HPGP Debt Amount, multiplied by (ii) such Existing Investor's Contribution Percentage.

          (e)   Each Existing Investor shall be entitled to receive pursuant to Section 2.1(c) a number of HPGP Units (which shall consist of HPGP Common Units and with respect to Mr. Moeder and Mr. Maples shall consist of HPGP Common Units and HPGP Class B Units) equal to (i) the Existing Investors Units Amount multiplied by (ii) the Contribution Percentage attributable to such Existing Investor. A portion of the HPGP Units to be issued to Mr. Moeder and Mr. Maples pursuant to the immediately preceding sentence shall be in the form of HPGP Class B Units with the remainder being HPGP Common Units. The number of HPGP Class B Units that each of Mr. Moeder and Mr. Maples will receive will equal the total number of HPGP Units to be issued to such Existing Investor pursuant to this Section 2.1(e) multiplied by the Unvested Percentage in respect of such Existing Investor. The HPGP Class B Units distributed to Mr. Moeder and Mr. Maples may not be sold, transferred, pledged or otherwise disposed of until such time as, and only to the extent that, such Class B Units vest in accordance with Annex A to this Contribution Agreement.

          (f)    Holdings GP will contribute all of the Class A limited liability company interests in the MLP GP to HPGP in exchange for a credit to its capital account.

        Section 2.2    Issuance of New Certificates.    At the Closing, HPGP shall issue to each of Continental Holdings, DST Trust, HJ Trust, Equity Financial, Mr. Moeder and Mr. Maples a certificate or certificates representing the number of HPGP Common Units and, where applicable, HPGP Class B Units, to be issued to such Person pursuant to Section 2.1. Each such certificate shall be registered in the name of the Person or Persons specified by the recipient thereof to HPGP in writing at least two Business Days prior to the Closing.

        Section 2.3    Certificate Legends.    (a) The certificates evidencing HPGP Common Units and HPGP Class B Units delivered pursuant to Section 2.2 shall bear a legend substantially in the form set forth below and containing such other information as HPGP may deem necessary or appropriate:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS LIMITED PARTNERSHIP, IS AVAILABLE.

        (b)   The certificates evidencing HPGP Class B Units delivered pursuant to Section 2.2 shall also bear a legend substantially in the form set forth below:

  THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CONTRIBUTION AGREEMENT BY AND AMONG HILAND HOLDINGS GP, LP, HILAND PARTNERS GP HOLDINGS, LLC, CONTINENTAL GAS HOLDINGS, INC., HH GP HOLDING, LLC, HAROLD HAMM DST TRUST, HAROLD HAMM HJ TRUST, HILAND PARTNERS GP, INC., RANDY MOEDER, EQUITY FINANCIAL SERVICES, INC. AND KEN MAPLES DATED MAY 24, 2006, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO THE PROVISIONS THEREOF.

        Section 2.4    Fractional Units.    No fractional units of HPGP Common Units, HPGP Class B Units or scrip shall be issued as a result of the transactions contemplated by Section 2.1. Instead of any fractional units of HPGP Common Units or HPGP Class B Units, which would otherwise be issuable as a result of the such transactions, HPGP shall pay a cash adjustment in respect of such fractional interest in a per unit amount equal to the initial public offering price of HPGP Common Units.

        Section 2.5    Certain Adjustments.    Holdings GP may determine the aggregate number of HPGP Common Units and, as applicable, HPGP Class B Units, to be issued to the Existing Investors pursuant to Section 2.1 in order to reflect a capitalization of HPGP that Holdings GP reasonably determines to be in the best interests of HPGP and its unitholders based on the actual pricing of the initial public offering of HPGP Common Units; provided, however, that the number of HPGP Common Units and HPGP Class B Units to each Existing Investor pursuant to Section 2.1 shall be in accordance with the formulas set forth in Section 2.1.

        Section 2.6    Exercise of Underwriters Over-Allotment Option.    HPGP and each of the Existing Investors hereby agrees that, in the event that the underwriters of the HPGP Initial Public Offering (the "Underwriters") exercise their over allotment option (the "Shoe") granted pursuant to the Underwriting Agreement, the net proceeds from such issuance of HPGP Common Units to the Underwriters, after deducting underwriting discounts and commissions, shall be used to redeem from each of the Existing Investors in proportion to the number of HPGP Units issued to each such Existing Investor pursuant to Section 2.1, a number of HPGP Units equal to the number of HPGP Common Units issued to the Underwriters pursuant to the Shoe.

ARTICLE III
CLOSING

        Section 3.1    Time and Place.    The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002 at 9:00 a.m., Houston time, immediately following the satisfaction or waiver of the conditions contained in Article VIII or at such other place or time as the parties hereto may mutually agree. The date of the Closing is referred to herein as the "Closing Date."

        Section 3.2    Deliveries at Closing.    Subject to the provisions of Article VIII hereof, at the Closing there shall be delivered the certificates and other documents required to be delivered pursuant to Article VIII hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EXISTING INVESTORS

        Each Existing Investor hereby represents and warrants to HPGP, Holdings GP and to the other Existing Investors that the statements contained in this Article IV as applied to such Existing Investor are correct and complete as of the date hereof.

        Section 4.1    Authority.    Such Existing Investor has all requisite power and authority, corporate or otherwise, to execute and deliver this Contribution Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Contribution Agreement by such Existing Investor and the performance by such Existing Investor of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other proceedings, corporate or otherwise, on the part of such Existing Investor is necessary to authorize this Contribution Agreement or to consummate the transactions contemplated hereby. This Contribution Agreement has been duly executed and delivered by such Existing Investor and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of such Existing Investor enforceable against such Existing Investor in accordance with its terms.

        Section 4.2    Organization and Qualification.    To the extent such Existing Investor is an entity, such Existing Investor is duly organized or incorporated, validly existing and in good standing under the laws of its state of formation or incorporation, as applicable, and such Existing Investor has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

        Section 4.3    Good Title.    Such Existing Investor is the record and beneficial owner of, and has good and valid title to, the securities to be contributed to HPGP by such Existing Investor pursuant to this Contribution Agreement, free and clear of all pledges, liens, claims, encumbrances, options, voting trusts or agreements, proxies or other claims or charges or adverse interests of any nature whatsoever (other than resulting from this Agreement or resulting from the MLP Partnership Agreement or the MLP GP LLC Agreement).

        Section 4.4    Investor Representations.    Such Existing Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). Such Existing Investor is acquiring the HPGP Units for its own account, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Act or any other applicable domestic or foreign securities law, and such Existing Investor has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision, or fractionalization of the HPGP Units. Such Existing Investor is able to bear the economic risk of losing its entire investment in the HPGP Units. Such Existing Investor has knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HPGP

        HPGP hereby represents and warrants to the Existing Investors that the statements contained in this Article V are correct and complete as of the date hereof.

        Section 5.1    Authority.    HPGP has all requisite power and authority to execute and deliver this Contribution Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Contribution Agreement by HPGP and the performance by HPGP of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other proceedings on the part of HPGP is necessary to authorize this Contribution Agreement or to consummate the transactions contemplated hereby. This Contribution Agreement has been duly executed and delivered by HPGP and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of HPGP enforceable against HPGP in accordance with its terms.

        Section 5.2    Organization and Qualification.    HPGP is duly organized, validly existing and in good standing under the laws of the State of Delaware, and HPGP has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLDINGS GP

        Holdings GP represents and warrants to the Existing Investors that the statements contained in this Article VI are correct and complete as of the date hereof.

        Section 6.1    Authority.    Holdings GP has all requisite power and authority to execute and deliver this Contribution Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance of membership interests pursuant to this Contribution Agreement. The execution and delivery of this Contribution Agreement by HPGP and the performance by Holdings GP of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other proceedings on the part of Holdings GP is necessary to authorize this Contribution Agreement or to consummate the transactions contemplated hereby. This Contribution Agreement has been duly executed and delivered by Holdings GP and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of Holdings GP enforceable against Holdings GP in accordance with its terms.

        Section 6.2    Organization and Qualification.    Holdings GP is duly organized, validly existing and in good standing under the laws of the State of Delaware, and Holdings GP has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

ARTICLE VII
COVENANTS

        Section 7.1    Ordinary Course of Business.    Between the date of this Contribution Agreement and the earlier to occur of the Effective Time or the termination of this Contribution Agreement, except as otherwise contemplated by this Contribution Agreement, Holding LLC, Mr. Moeder and Mr. Maples will cause the MLP GP to carry on its business diligently and in the ordinary and usual course and consistent with past practice, and, without limiting the generality of the foregoing, and Holding LLC, Mr. Moeder and Mr. Maples will use commercially reasonable efforts to preserve the business organization of the MLP GP intact, keep available the services of its present executive officers and employees and preserve its present relationships with persons having business dealings with it.

        Section 7.2    HSR and Other Regulatory Matters.    Each of the parties hereto agrees to make all necessary filings on a timely basis with respect to the HSR Act, and other applicable laws and will use its commercially reasonable efforts to obtain any other regulatory approvals which may be required to consummate the transactions contemplated herein. Notwithstanding anything in this Contribution Agreement to the contrary, if any party hereto or any Affiliate thereof is required to make a filing under any such acts in connection with the transactions contemplated by this Contribution Agreement, the filing fees of such Person shall be borne by the party whose equity ownership gave rise to such filing obligation.

        Section 7.3    Commercially Reasonable Efforts.    Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions as contemplated by this Contribution Agreement and to cooperate in connection with the foregoing, including commercially reasonable efforts:

          (a)   to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements and other instruments and obligations;

          (b)   to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state or local statute, rule or regulation;

          (c)   to defend all lawsuits or other legal proceedings challenging this Contribution Agreement or the consummation of the transactions as contemplated hereby; and

          (d)   to effect promptly all necessary filings and notifications including, but not limited to, filings under the HSR Act, and prompt submissions of information requested by Governmental Authorities.

        Section 7.4    HPGP Registration Statement.    Each of the parties hereto shall cooperate in the preparation and filing of the HPGP Registration Statement and to consummate the HPGP Initial Public Offering. As promptly as is practicable following the execution of this Contribution Agreement, Holding LLC, Mr. Moeder and Mr. Maples shall cooperate with HPGP to cause such HPGP Registration Statement to be filed with the Commission under and pursuant to the provisions of the Securities Act for the purpose of registering HPGP Common Units for sale to the public in the HPGP Initial Public Offering.

        Section 7.5    Withdrawal as Members of the MLP GP.    Immediately prior to the Effective Time, each of Holding LLC, Continental Holdings, DST Trust, HJ Trust, Mr. Moeder, Equity Financial and Mr. Maples shall withdraw as members of the MLP GP in accordance with the MLP GP LLC Agreement and the Delaware LLC Act.

        Section 7.6    Further Assurances.    The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

ARTICLE VIII
CONDITIONS

        Section 8.1    Conditions to Obligations of Each Party.    Notwithstanding any other provision of this Contribution Agreement, the respective obligations of each party to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)   the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or been terminated;

          (b)   no order shall have been entered and remained in effect in any action or proceeding before any federal, foreign, state or provincial court or governmental agency or other federal, foreign, state or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated herein;

          (c)   the HPGP Registration Statement shall be effective on the Closing Date and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (d)   HPGP, the General Partner and the underwriters named in the HPGP Registration Statement shall have executed an underwriting agreement for a firm commitment underwriting as described in the HPGP Registration Statement (the "Underwriting Agreement") and all of the conditions to closing set forth in the Underwriting Agreement shall have been met;

          (e)   all other approvals of Governmental Authorities and of non-governmental persons or entities shall have been obtained (i) the granting of which is necessary for the consummation of the transactions contemplated herein and (ii) the non-receipt of which will have an HPGP Material Adverse Effect; and

          (f)    assignment agreements in form and substance reasonably acceptable to the parties hereto evidencing the transfers of partnership interests, limited liability company interests and common stock contemplated by Article II shall have been executed by the parties thereto.

        Section 8.2    Conditions to Obligations of HPGP and Holdings GP.    Notwithstanding any other provision of this Contribution Agreement, the respective obligations of HPGP and Holdings GP to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)   the representations and warranties of the Existing Investors contained in this Contribution Agreement shall have been true and correct as of the date of execution of this Contribution Agreement, except for such failures to be true which have been cured prior to the Closing Date; and

          (b)   the agreements and covenants of the Existing Investors to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed.

        Section 8.3    Conditions to Obligations of the Existing Investors.    Notwithstanding any other provision of this Contribution Agreement, the respective obligations of the Existing Investors to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)   the representations and warranties of HPGP and Holdings GP contained in this Contribution Agreement shall have been true and correct as of the date of execution of this Contribution Agreement, except for such failures to be true which have been cured prior to the Closing Date; and

          (b)   the agreements and covenants of HPGP and Holdings GP to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed.

ARTICLE IX
TERMINATION

        Section 9.1    Termination.    This Contribution Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time:

          (a)   by any party hereto if the Effective Time shall not have occurred on or before February 15, 2007 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the party desiring to exercise the termination right, which date may be extended by mutual agreement of the parties hereto);

          (b)   by any party hereto if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Contribution Agreement or the transactions contemplated in connection herewith shall have been entered.

ARTICLE X
MISCELLANEOUS

        Section 10.1    Waiver and Amendment.    Any provision of this Contribution Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Contribution Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto.

        Section 10.2    Survival of Representations and Warranties.    The representations and warranties made in this Contribution Agreement shall survive the Effective Time. This Section 10.2 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Effective Time.

        Section 10.3    Assignment.    This Contribution Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, devisees and assigns. Except as set forth in this Contribution Agreement, this Contribution Agreement shall not be assignable until after the Closing Date (except by inheritance or devise) by the parties hereto, except with the prior written consent of the other parties.

        Section 10.4    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram, telex, or telecopy and shall be deemed to have been duly given three business days after deposit with a United States post office if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  (a)
  if to Holding LLC or Continental Holdings, at

  Continental Gas Holdings, Inc.
  302 North Independence
  Enid, Oklahoma 73701
  Attention: Mr. Harold Hamm

  (b)
  if to the DST Trust, at

  Harold Hamm DST Trust
  Security National Bank
  P. O. Box 1272
  Enid, Oklahoma 73702-1272
  Attention: Mr. Bert Mackie, Trustee of the Harold Hamm DST Trust

  (c)
  if to the HJ Trust, at

  Harold Hamm HJ Trust
  Security National Bank
  P. O. Box 1272
  Enid, Oklahoma 73702-1272
  Attention: Mr. Bert Mackie, Trustee of the Harold Hamm HJ Trust

  (d)
  if to Mr. Moeder or Equity Financial, at

  Hiland Partners, LP
  205 West Maple, Suite 1100
  Enid, Oklahoma 73703
  Attention: Mr. Randy Moeder

  (e)
  if to Mr. Maples, at

  Hiland Partners, LP
  205 West Maple, Suite 1100
  Enid, Oklahoma 73703
  Attention: Mr. Ken Maples

  (f)
  if to HPGP or Holdings GP, at

  Hiland Partners GP Holdings, LLC
  205 West Maple, Suite 1100
  Enid, Oklahoma 73703
  Attention: Mr. Ken Maples

  (g)
  if the Hiland Partners, Inc.

  Hiland Partners, Inc.
  205 West Maple, Suite 1100
  Enid, Oklahoma 73703
  Attention: Mr. Ken Maples

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

        Section 10.5    Governing Law.    This Contribution Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

        Section 10.6    Severability.    If any term or other provisions of this Contribution Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the parties as closely as possible.

        Section 10.7    Counterparts.    This Contribution Agreement may be executed in counterparts, each of which shall be an original document, but all of which together shall constitute one and the same agreement.

        Section 10.8    Headings.    The Section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Contribution Agreement.

        Section 10.9    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Contribution Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to any injunction or injunctions to prevent breaches of this Contribution Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. In addition, each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Delaware in the event any dispute arises out of this Contribution Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

        Section 10.10    Entire Agreement; Third Party Beneficiaries.    This Contribution Agreement, including the documents and information supplied in writing, and instruments referred to herein, constitute the entire agreement and supersedes all other prior agreements, and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. This Contribution Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Contribution Agreement, including the documents and information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Contribution Agreement.

[signature pages follow]

        IN WITNESS WHEREOF, the parties to this Contribution Agreement have caused it to be duly executed as of the date first above written.

HH GP HOLDING, LLC
By:	/s/ HAROLD HAMM
Name: Harold Hamm Title: Sole Member
/s/ RANDY MOEDER Randy Moeder
/s/ PATRICIA L. MOEDER Patricia L. Moeder
EQUITY FINANCIAL SERVICES, INC.
By:	/s/ RANDY MOEDER
Name: Randy Moeder Title: President
/s/ KEN MAPLES Ken Maples
/s/ LISA A. MAPLES Lisa A. Maples
HAROLD HAMM DST TRUST
By:	/s/ BERT MACKIE
Name: Bert Mackie Title: Trustee
HAROLD HAMM HJ TRUST
By:	/s/ BERT MACKIE
Name: Bert Mackie Title: Trustee
CONTINENTAL GAS HOLDINGS, INC.
By:	/s/ HAROLD HAMM
Name: Harold Hamm Title: Chief Executive Officer and Director

HILAND HOLDINGS GP, LP
By: Hiland Partners GP Holdings, LLC
By:	/s/ RANDY MOEDER
Name: Randy Moeder Title: President and Chief Executive Officer
HILAND PARTNERS GP HOLDINGS, LLC
By:	/s/ RANDY MOEDER
Name: Randy Moeder Title: President and Chief Executive Officer
HILAND PARTNERS GP, INC.
By:	/s/ RANDY MOEDER
Name: Randy Moeder Title: President and Chief Executive Officer

Annex A

Vesting Schedule

        The following special provisions apply to HPGP Class B Units to be owned by Randy Moeder and Ken Maples (collectively, the "Management Limited Partners") upon completion of the transactions contemplated by this Contribution Agreement, which will constitute HPGP Class B Units and are collectively referred to herein as the "Initial Class B Units."

        1.1   Defined Terms. Capitalized terms defined in this Annex shall have the meanings given to them only for purposes of this Annex, as the same terms may be differently defined elsewhere in the Contribution Agreement (including the Annexes thereto). Capitalized terms used in this Annex that are not defined herein shall have the meanings given thereto in the Contribution Agreement (excluding the Annexes made a part thereof). The term "Termination Event" means, with respect to any Management Limited Partner (as defined in this Annex A) any of the following:

          (a)   the termination of such Management Limited Partner's employment by reason of a disability that entitled such Management Limited Partner to benefits under the Holdings GP's long-term disability plan;

          (b)   the death of such Management Limited Partner while in the employ of the Holdings GP; or

          (c)   the termination of such Management Limited Partner's employment by Holdings GP for any reason other than for cause (as determined by the Holdings GP in accordance with its employment policies).

        1.2   Vesting.

          (a)   The Initial Class B Units have been granted by HPGP in exchange for similar interests in the MLP GP which had not vested as of the date of this Contribution Agreement and which were intended to provide incentive compensation to the Management Limited Partners. Each Management Limited Partner acknowledges and agrees that an integral component of such compensation included and continues to include the vesting and forfeiture provisions set forth in this Annex A and, absent these vesting and forfeiture provisions, HPGP would not have issued the interests in the MLP GP, which were exchanged for the Initial Class B Units, to such individuals.

          (b)   The Initial Class B Units shall vest in accordance with this Section 1.2(b).

            (i)    The Initial Class B Units held by a particular Management Limited Partner shall vest as follows:

              (A)  One-half of the total number of Initial Class B Units issued to a Management Limited Partner shall vest on February 15, 2007 so long as such Management Limited Partner shall have remained continuously employed by Holdings GP or its Affiliate from the date of the HPGP Initial Public Offering to such date.

              (B)  The remaining one-half of the total number of Initial Class B Units issued to a Management Limited Partner shall vest on February 15, 2008 so long as such Management Limited Partner shall have remained continuously employed by Holdings GP or its Affiliate from the date of the HPGP Initial Public Offering to such date.

            (ii)   Upon the occurrence of a Termination Event in respect of a Management Limited Partner, the Initial Class B Units held by such Management Limited Partner that have not previously vested shall become fully vested.

Annex A-1

            (iii)  Upon the occurrence of a Change of Control (as defined below), so long as such Management Limited Partner shall have remained continuously employed by Holdings GP or its Affiliate from the date of the HPGP Initial Public Offering to such date, the Initial Class B Units that have not previously vested shall become fully vested. For purposes of this Annex A, "Change of Control" means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of HPGP or Holdings GP to any Person and/or its Affiliates, other than to Harold Hamm, DST Trust, HJ Trust, Holding LLC, Continental Holdings (collectively the "Hamm Parties"), HPGP, Holdings GP and/or any of their Affiliates; (ii) the consolidation, reorganization, merger or other transaction involving Holdings GP, or a transfer of membership interests in Holdings GP by the Hamm Parties, in either case pursuant to which (a) less than 35% of the outstanding membership interests in Holdings GP, on a fully diluted basis, are beneficially owned (as beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by the Hamm Parties or any of their Affiliates or (b) any "person" or "group," within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act, (other than the Hamm Parties or any of their Affiliates) becomes the ultimate beneficial owner (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of more of the outstanding membership interests in Holdings GP than are beneficially owned by the Hamm Parties or any of their Affiliates; or (iii) Holdings GP (or an Affiliate thereof) ceases to be the general partner of HPGP.

          (c)   If a Management Limited Partner's employment with Holdings GP or its Affiliate is terminated for any reason other than a Termination Event prior to the vesting of all or a portion of the Initial Class B Units held by such Management Limited Partner, the unvested Initial Class B Units shall be forefeited and distributed pro rata to the Existing Investors based on their respective ownership of Class B membership interests (other than any unvested Class B membership interests) in the MLP GP immediately prior to the Closing. Any Initial Class B Units distributed to any Existing Investor pursuant to this Section 1.2(c) shall no longer be subject to the vesting provisions contained in this Section 1.2 of this Annex A and shall be convertible into HPGP Common Units on a one-for-one basis at the election of such holder.

        1.3   Conversion. Any vested Initial Class B Units shall be convertible into HPGP Common Units at the election of the applicable Management Limited Partner.

Annex A-2

Annex B

EXISTING INVESTORS OWNERSHIP

Name	Common Units in Hiland Partners, LP	Subordinated Units in Hiland Partners, LP	Class A interest in Hiland Partners GP, LLC	Class B interest in Hiland Partners GP, LLC
HH GP Holding, LLC			94.0%
Equity Financial Services, Inc.	5,059	28,665		0.7%
Randy Moeder	49,757		4.0%	3.3%
Ken Maples	20,000		2.0%	2.0%
Harold Hamm DST Trust	116,316	842,752		19.56%
Harold Hamm HJ Trust	77,543	561,834		13.03%
Continental Gas Holdings, Inc.	271,082	2,646,749		61.41%

Annex B-1

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TABLE OF CONTENTS
CONTRIBUTION AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II CONTRIBUTION TRANSACTIONS
ARTICLE III CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE EXISTING INVESTORS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HPGP
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF HOLDINGS GP
ARTICLE VII COVENANTS
ARTICLE VIII CONDITIONS
ARTICLE IX TERMINATION
ARTICLE X MISCELLANEOUS
Vesting Schedule
EXISTING INVESTORS OWNERSHIP